                                  EXHIBIT 4.3



                               CARVER CORPORATION
                           _________________________

                           CERTIFICATE OF DESIGNATION

                       OF SERIES A CUMULATIVE CONVERTIBLE
                   PREFERRED STOCK SETTING FORTH THE POWERS,
                      PREFERENCES, RIGHTS, QUALIFICATIONS,
                        LIMITATIONS AND RESTRICTIONS OF
                         SUCH SERIES OF PREFERRED STOCK


          The undersigned, the President of Carver Corporation, a Washington corporation (the "Corporation"), in accordance with the provisions of RCW 23B.06.020(4), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation of the Corporation, the following resolution creating a series of Series A Cumulative Convertible Preferred Stock was duly adopted by the Board of Directors on June 5, 1996;

          RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Corporation by the Restated Articles of Incorporation and the provisions of RCW 23B.06.020(4), the Board of Directors does hereby provide for the designation of a series of preferred stock, Series A (the "Series A Preferred Stock"), initially consisting of One Million Four Hundred Eleven Thousand Seven Hundred Sixty-Four (1,411,764) shares, and to the extent that the designation, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series A Preferred Stock are not stated and expressed in the Restated Articles of Incorporation, the Board of Directors does hereby fix and herein state and express such designation, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions as follows:

          Section 1.  Designation and Number.  (a)  The shares of such series
                      ----------------------
     shall be designated "Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares initially constituting the Series A Preferred Stock shall be 1,411,764, which number may be decreased (but not increased) by the Board of Directors without a vote of shareholders; provided, however, that such number may not be decreased
                   --------- -------
     below the number of then outstanding shares of Series A Preferred Stock.

               (b) The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank prior to the Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") and any other issue of Preferred Stock.


                              Page 59 of 74 Pages
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          Section. 2.  Dividends and Distributions.
                       ---------------------------

               (a) The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the annual rate of $0.17 per share of Series A Preferred Stock held by such holder payable in such number of shares of Common Stock of the Corporation as shall equal the amount of dividend payable divided by a number equal to the greater of (a) the average of the closing bid price for the Common Stock of the Corporation for a period of 30 days prior to the dividend date, or (b) $2.125, to be payable on or before the last day of August and November, 1996 and February and May, 1997.

               (b) After May 31, 1997, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the annual rate of $0.17 per share of Series A Preferred Stock payable in cash, in shares of Common Stock, in accordance with the formula set forth above, or a combination thereof, at the option of the Corporation on or before the last day of August, November, February and May.

               (c) In the event the Corporation does not pay a dividend when due as provided in subparagraphs (a) and (b) herein, such dividend shall be required to be paid prior to the Corporation paying the next scheduled dividend.

               (d) The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

               (e) All numbers relating to calculation of cumulative dividends shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock.

          Section 3.  Voting Rights.
                      -------------

               (a) In addition to any other rights provided for herein or by law, the holders of Series A Preferred Stock shall be entitled to vote, together with the holders of Common Stock, as a class, on all matters as to which holders of Common Stock are entitled to vote, in the same manner and with the same effect as such holders of Common Stock. In any vote, the holders of Series A Preferred Stock shall be entitled to one vote per share of Series A Preferred Stock. Except as otherwise expressly provided in this Section 3 or as otherwise required by law, the holders of shares of Series A Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the shareholders of the Corporation.

               (b) Notwithstanding subparagraph (a), a vote at a duly convened meeting or by written consent of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock as a separate class is required to approve: (i) any voluntary plan of liquidation; (ii) any merger or consolidation of the Corporation with or into another corporation unless the Corporation shall be the surviving corporation, or the sale


                              Page 60 of 74 Pages
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     of all or substantially all of the Corporation's capital stock or assets to any other Person, or any other form of business combination or reorganization in which Control of the Corporation is transferred (a "Reorganization"); (iii) the payment by the Corporation of any dividend or the distribution of any assets of the Corporation with respect to any class of stock ranking junior to or on a parity with the Series A Preferred Stock other than any dividend consisting solely of shares of any class of capital stock paid to the holders of shares of such class of capital stock; or (iv) the redemption or repurchase of capital stock by the Corporation.
     "Control" shall be deemed to have been transferred in a transaction or series of transactions in which any person, or group of related persons (other than one or more holders of shares of Series A Preferred Stock), shall have acquired beneficial ownership of more than 50% of the Common Stock of the Corporation (assuming all outstanding and then exercisable or convertible rights, options, warrants or convertible or exchangeable securities entitling the holders thereof to subscribe for or purchase or otherwise acquire shares of Common Stock ("Common Stock Equivalents") have been fully exercised or converted).

               (c) Notwithstanding subparagraph (a), a vote at a duly convened meeting or by written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock as a separate class is required in order to: (i) amend the Articles of Incorporation of the Corporation; (ii) change the number of directors on the Board of Directors of the Corporation to a number greater than seven; (iii) approve the Corporation's or any of its subsidiaries' involvement or participation in a line of business other than the high fidelity audio business; (iv) authorize the issuance of any additional equity securities by the Corporation or any of its subsidiaries other than Permitted Issuances; (v) approve the incurrence by the Corporation or any of its subsidiaries of indebtedness for borrowed money in excess of the amount of indebtedness for borrowed money outstanding or available for borrowing by the Corporation or its subsidiaries on the Issue Date pursuant to existing credit agreements that are in effect on the Issue Date and which may be renewed under substantially the same terms.

               (d) The holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect two directors (the "Series A Directors"). At any annual or special meeting of the Corporation (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy of the holders of at least a majority (or, in the case of written consent, all) of the then outstanding shares of Series A Preferred Stock (voting as a separate class) shall constitute a quorum for the election of the Series A Directors. The holders of at least a majority of the shares of the then outstanding Series A Preferred Stock (voting as a separate class) present in person or by proxy at any meeting relating to the election of directors (calculated after the determination of a quorum) shall then be entitled to elect the Series A Directors.

          A Series A Director may be removed during his or her term of office without cause, by and only by, the affirmative vote or written consent of the holders of at least a majority (or, in the case of written consent, all) of the then outstanding shares of the Series A Preferred Stock (voting as a separate class). A vacancy in a seat held by a Series A Director shall be filled by vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (voting as a separate class) present in


                              Page 61 of 74 Pages
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     person or represented by proxy at any meeting (calculated after the determination of a quorum) or by written consent of all of the holders of the then outstanding shares of Series A Preferred Stock (voting as a separate class).

          Section 4.  Reacquired Shares.  Any shares of Series A Preferred Stock
                      -----------------
     converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series A Preferred Stock shall upon their cancellation, and upon the filing of an appropriate certificate with the Secretary of State of the State of Washington, if required, become authorized but unissued shares of Preferred Stock, par value $.01 per share, of the Corporation and may be reissued as part of another series of Preferred Stock, par value $.01 per share, of the Corporation, subject to the conditions or restrictions on issuance set forth herein.

          Section 5.  Liquidation, Dissolution or Winding Up.  (a)  If the
                      --------------------------------------
     Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 150 consecutive days and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series A Preferred Stock, subject to Section 8, shall have received the Face Value with respect to each share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares.

               (b) The consolidation, merger or other business combination of the Corporation with or into any other Person or Persons pursuant to which control of the Corporation is transferred to such Person or Persons, or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5.

               (c) Whenever the distribution provided for in this Section 5 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation (irrespective of the accounting treatment thereof). If after notice duly provided to the holders of Series A Preferred Stock with respect to any such valuation


                              Page 62 of 74 Pages
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     of property, the holder or holders of a majority in interest of the Series
     A Preferred Stock disagree with such valuation, then the Company, at its expense, shall retain an independent third party appraiser, acceptable to the holders of a majority in interest of the Series A Preferred Stock, which shall render an opinion as to the value of such distribution, which determination shall be conclusive.

          Section 6. Conversion.  The holders of the Series A Preferred Stock
                     ----------
     shall have conversion rights as follows (the "Conversion Rights"):

               (a)  Right to Convert.  Each share of Series A Preferred Stock
                    ----------------
     shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by applying the Conversion Ratio. The number of shares of Common Stock to be issued and delivered upon conversion of a share of Series A Preferred Stock, adjusted as hereinafter provided is referred to herein as the "Conversion Ratio." The Conversion Ratio shall initially be one, subject to adjustment from time to time pursuant to Section 6(g).

               (b)  Mandatory Conversion.  Each share of Series A Preferred
                    --------------------
     Stock plus accrued and unpaid dividends shall be automatically converted into such number of fully paid and nonassessable shares of Common Stock as is determined by applying the Conversion Ratio upon the earlier to occur of: (i) the closing of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, covering the offer and sale of shares of Common Stock ("Underwritten Public Offering"), or (ii) on or after the third anniversary of the Issue Date, at the option of the Corporation. Upon the occurrence of either of the foregoing events, the holders of the Series A Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock so surrendered were convertible on the date on which such conversion occurred.

               (c)  Mechanics of Conversion.  Before any holder of Series A
                    -----------------------
     Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares


                              Page 63 of 74 Pages
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     of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is pursuant to Section 6 (b)(i) above, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities. The Corporation shall not be obligated to issue certificates representing conversion shares unless certificates evidencing the shares of Series A Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

               (d) The Conversion Ratio shall be subject to adjustment from time to time in certain instances as hereinafter provided. Upon conversion, the holder of shares of Series A Preferred Stock shall be entitled to receive any accrued and unpaid dividends on the shares of Series A Preferred Stock surrendered for conversion calculated on a pro rata basis through the date of such conversion payable in cash or shares of Common Stock as provided in Section 2 above.

               (e) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the trading day on which such shares of Series A Preferred Stock are deemed to have been converted. If more than one share of Series A Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.

               (f) The Corporation shall use its best efforts to obtain the approval of its shareholders for the authorization of such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock necessary to permit the conversion of all outstanding shares of Series A Preferred Stock, if required.

               (g)  Adjustment of Conversion Ratio.  The Conversion Ratio will
                    ------------------------------
     be subject to adjustment from time to time as follows:

                    1. In case the Corporation shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect at the time of the record date


                              Page 64 of 74 Pages
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     for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Ratio by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

                    2. In case the Corporation shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (the "Subscription Price") (or having a conversion price per share) less than the lesser of the Current Market Price of the Common Stock (as defined in Subsection (7) below) on the record date mentioned below, or the Face Value on such record date (the lesser of such two being the "Adjustment Trigger Price"), the Conversion Ratio shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Ratio in effect immediately prior to the date of such issuance by a fraction, the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the record date and the number of additional whole shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate issuance and conversion price of the convertible securities so offered) would purchase at the Adjustment Trigger Price and the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants the Conversion Ratio shall be readjusted to the Conversion Ratio which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

                    3. In case the Corporation shall hereafter distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions referred to in Subsection (1) above) or subscription rights or warrants (excluding those referred to in Subsection (2) above), then in each such case the Conversion Ratio in effect thereafter shall be determined by multiplying the Conversion Ratio in effect immediately prior thereto by a fraction, the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by the Current Market Price per share of Common Stock (as defined in Subsection (7) below), less the fair market value (as determined by the Corporation's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by such Current Market Price per share of


                              Page 65 of 74 Pages
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     Common Stock.  Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

                    4. In case the Corporation shall issue shares of its Common Stock excluding shares issued (i) in any of the transactions described in Subsection (1) above, (ii) any Permitted Issuance, and (iii) to shareholders of any corporation which merges into the Corporation in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger [but only if no adjustment is required pursuant to any other specific subsection of this Section (g) (without regard to Subsection (8) below) with respect to the transaction giving rise to such rights], for a consideration per share (the "Offering Price") less than the Adjustment Trigger Price, the Conversion Ratio shall be adjusted immediately thereafter so that it shall equal the amount determined by multiplying the Conversion Ratio in effect immediately prior thereto by a fraction, the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received or to be received [determined as provided in Subsection (6) below] for the issuance of such additional shares would purchase at the Adjustment Trigger Price and the numerator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made.

                    5. In case the Corporation shall issue any securities convertible into or exchangeable for its Common Stock [excluding securities issued in transactions described in Subsections (1) and (3) above] for a consideration per share of Common Stock (the "Conversion Price") initially deliverable upon conversion or exchange of such securities [determined as provided in Subsection (6) below] less than the Adjustment Trigger Price, the Conversion Ratio shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Ratio in effect immediately prior thereto by a fraction, the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received or to be received [determined as provided in Subsection (6) below] for such securities would purchase at the Adjustment Trigger Price and the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock of the Corporation deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

                    6. For purposes of any computation respecting consideration received pursuant to Subsections (2) and (3) above, the following shall apply:

                         (i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case


                              Page 66 of 74 Pages
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     shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

                         (ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

                         (iii) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof [the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this Subsection (6)].

               7.   For the purpose of any computation under Subsections (2),
     (3) (4) and (5) above, the current market price per share of Common Stock at any date (the "Current Market Price") shall be deemed to be the average of the daily closing prices for 30 consecutive business days before such date. The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the average of the highest reported bid and lowest reported asked prices as reported by NASDAQ, or other similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors, whose determination shall be conclusive.

               8. No adjustment in the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least .10 in such ratio; provided, however, that any adjustments which by reason of this Subsection (8) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section (g) shall be made to the nearest one-hundredth of a percentage point, as the case may be. Anything in this Section (g) to the contrary notwithstanding, the Corporation shall be entitled, but shall not be required, to make such changes in the Conversion Ratio, in addition to those required by this Section (g), as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Corporation shall not result in any Federal Income tax liability to the holders of Common Stock or securities convertible into Common Stock.

               9. Whenever the Conversion Ratio is adjusted, as herein provided, the Corporation shall promptly, but no later than 10 days after any request for


                              Page 67 of 74 Pages
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     such an adjustment by a holder of Series A Preferred Stock, cause a notice setting forth the adjusted Conversion Ratio and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to such holder at such holder's last address appearing in the records of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section (g), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

               10. In the event that at any time, as a result of an adjustment made pursuant to Subsection (1) above, a holder of Series A Preferred Stock shall become entitled to receive any shares of the Corporation other than Common Stock, thereafter the number of such other shares so receivable shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (1) to (8), inclusive above.

          Section 7.  Waivers.  Any of the foregoing rights and benefits of the
                      --------
     holders of Series A Preferred Stock may be waived in any instance (without the necessity of convening any meeting of shareholders of the Corporation) upon the written agreement of at least a majority of the then outstanding shares of Series A Preferred Stock (voting as a separate class).

          Section 8.  Certain Covenants.  Any registered holder of Series A
                      -----------------
     Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

          Section 9.  Definitions.  For the purposes of this Certificate of
                      -----------
     Designation of Series A Cumulative Convertible Preferred Stock, the following terms shall have the meanings indicated:

          "Closing Bid Price" shall mean the average of the closing bid price as reported by the Nasdaq National Market for the 30 trading days immediately preceding the date on which a determination is to be made.

          "Permitted Issuance" shall mean (i) shares issued in connection with an Underwritten Public Offering, (ii) shares issued pursuant to the Company's employee benefit plans in existence on the Issue Date or as subsequently adopted with the approval of the shareholders of the Company in the manner required by any applicable law, (iii) shares of Common Stock issued to strategic partners in an amount not greater than ten percent of the Corporation's then outstanding shares of Common Stock, (iv) Common Stock issued as a stock dividend to holders of Common Stock or Series A Preferred Stock or upon any subdivision or combination of such shares,
     (v) shares issued upon conversion


                              Page 68 of 74 Pages
     of Series A Preferred Stock or as payment of dividends thereon, (vi) securities issued in connection with the merger or consolidation of the Corporation or any subsidiary with any other operating entity, or the exchange of securities for stock of another operating entity; (vii) the issuance of securities in connection with the purchase of all or substantially all of the assets of another operating business entity;
     (viii) the offering or issuance of securities in connection with the purchase of any tangible or intangible assets for use in the Corporation's business, including, without limitation, patents, trade secrets and leasehold interests, the lease of equipment by the Corporation, the provision of lease financing to the Corporation or the purchase of capital equipment by the Corporation; or (ix) shares of Common Stock issued pursuant to warrants issued to Renwick Capital Management, Inc. in connection with the issuance of the Series A Preferred Stock.

          "Issue Date" shall mean the first date on which shares of Series A Preferred Stock are issued.

          "Face Value" shall mean $2.125.

          "Junior Stock" shall mean any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock.

          "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

          IN WITNESS WHEREOF, Carver Corporation has caused this Certificate to be duly executed on this 12th day of June, 1996.

                                    CARVER CORPORATION



                                    By: /s/ Stephen M. Williams
                                       -------------------------------
                                      Stephen M. Williams
                                      Title: President




                              Page 69 of 74 Pages